Exhibit 5.1

Goodwin Procter LLP Three Embarcadero Center San Francisco, CA 94111 goodwinlaw.com +1 415 733 6000

January 25, 2021

BridgeBio Pharma, Inc.

421 Kipling Street

Palo Alto, CA 94301

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 2,802,644 shares (the “Shares”) of Common Stock, $0.001 par value per share (“Common Stock”), of BridgeBio Pharma Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Eidos Therapeutics, Inc. (“Eidos”), Globe Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“Merger Sub”), and Globe Merger Sub II, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“Merger Sub II”). Pursuant to the Merger Agreement, the Company assumed previously granted options and restricted stock units under (i) the Amended and Restated 2016 Equity Incentive Plan of Eidos and (ii) the Amended and Restated 2018 Stock Option and Incentive Plan of Eidos (collectively, the “Eidos Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Eidos Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP